UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 14, 2008

Lehman Brothers Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-9466	13-3216325
(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas
New York, New York	10020
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code:
(212) 526-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2008, Richard S. Fuld, Jr., Chairman of the Board of Directors and Chief Executive Officer of Lehman Brothers Holdings Inc. (the “Registrant”), notified the Registrant of his decision to step-down from his position as Chief Executive Officer effective December 31, 2008. Mr. Fuld will continue to hold his position as Chairman of the Board of Directors. On November 14, 2008, the Board of Directors of the Registrant elected Bryan P. Marsal, currently the Registrant’s Chief Restructuring Officer, to succeed Mr. Fuld as Chief Executive Officer.

Mr. Marsal, 57, is the Co-Chief Executive Officer of Alvarez & Marsal North America, LLC (“A&M”), a management consulting firm which he co-founded in 1983.  Mr. Marsal has led numerous A&M engagements in the healthcare, manufacturing, retailing, apparel, communications and oil field services industries. Mr. Marsal most recently served as Chief Restructuring Officer of HealthSouth, an outpatient surgery, diagnostic testing and physical rehabilitation services provider.  Previously, he served as the Chief Restructuring Manager of Arthur Andersen LLP, Chairman and CEO of Cluett American Corporation, Republic Health Corporation (renamed OrNdaHealthCorp.), Anthony Manufacturing and Gitano.  He has also served as Chief Operating Officer of Alexander’s Dept. Stores.

There are no family relationships between Mr. Marsal and any director or executive officer of the Registrant. Mr. Marsal will continue to be employed by A&M as a managing director and, while rendering services to the Registrant, will continue to work with A&M personnel in connection with other unrelated matters. As a result, Mr. Marsal will not receive any compensation directly from the Registrant and will not participate in any of the Registrant’s employee benefit plans.  The Registrant will instead compensate A&M for Mr. Marsal’s services, pursuant to the Engagement Letter, dated September 15, 2008, between the Registrant and A&M.

Item 8.01.	Other Events.

As a result of its on-going Chapter 11 proceeding, the Registrant has suspended dividend payments with respect to its outstanding capital stock. The suspension of dividend payments applies to the Registrant’s outstanding preferred and common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.

Date:	November 20, 2008	By:	/s/ David J. Coles

Name: David J. Coles

Title: Authorized Signatory

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